EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS AUGUST 2002 PERFORMANCE

            HOUSTON, Sept. 3, 2002 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in August 2002 for its Continental Express operating fleet.

            During the month, ExpressJet flew 366.6 million revenue passenger miles (RPMs), up 6.7 percent versus August 2001.  Capacity increased 6.1 percent to 551.9 million available seat miles (ASMs) in August 2002, compared with August 2001.  ExpressJet's load factor increased to 66.4 percent in August 2002, a record high for the month and a 0.4 point improvement over August 2001.

            Also in August, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  The results compare with an August 2001 controllable completion factor of 99.3 percent.

            Other activities at ExpressJet in August included the start of all-jet flying between Houston and both Brownsville, Texas, and Mobile, Ala., as the airline continued its transition to an all-jet fleet.  ExpressJet took delivery of four Embraer regional jets in August and retired two ATR-42 turboprops to end the month with a total operating fleet of 183 aircraft, including 166 jets.

            ExpressJet employs more than 5,300 people and provides Continental Airlines with all of its regional airline capacity at its hub airports in Houston, Cleveland and Newark.  Continental Express, operated by ExpressJet Airlines, Inc., offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere in the world Continental and its alliance carriers fly.  ExpressJet Airlines is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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AUGUST 2002 OPERATIONAL PERFORMANCE/PAGE 2

PRELIMINARY TRAFFIC RESULTS

AUGUST	2002		2001		Change

Revenue Passenger Miles (000)	366,578		343,513		6.7	Percent

Available Seat Miles (000)	551,865		520,172		6.1	Percent

Passenger Load Factor	66.4	Percent	66.0	Percent	0.4	Points

YEAR-TO-DATE	2002		2001		Change

Revenue Passenger Miles (000)	2,567,230		2,345,057		9.5	Percent

Available Seat Miles (000)	4,046,647		3,708,036		9.1	Percent

Passenger Load Factor	63.4	Percent	63.2	Percent	0.2	Points

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